Exhibit 4.10

Annex A

PRINCIPAL TERMS FOR EVALUATION OF POTENTIAL COMMERCIAL COLLABORATION

BY AND BETWEEN

SIDE A: Nano Textile Ltd. Of Menachem Begin 3, Ramat-Gan, Israel (hereunder: “Nano Textile”)

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SIDE B: BRÜCKNER Trockentechnik GmbH & Co. KG of Benzstrasse 8-10 / PO Box 11 54 71229 Leonberg, Germany (hereunder “Bruckner”)

The following sets forth the principal terms with respect to the proposed R&D collaboration between Nano Textile and Bruckner, referred in this document as the Proof-of-Concept trial (hereunder: "POC Trial").

Such principal terms, displayed in this Term Sheet present parties' agreements and intentions subject to completion of parties' respective obligations set forth herein.

Singed at 9 January 2018 (hereunder: the "Effective Date")

"Sono"	In this document Sono means the use of Ultrasonic energy and/or the formation of a physical phenomena called Cavitation

"Cavitation"	In this document Cavitation means the process to be conducted which causes the formation of vapour cavities in a liquid, small liquid-free zones ("bubbles" or "voids"), that are the consequence of forces acting upon the liquid. It usually occurs when a liquid is subjected to rapid changes of pressure that cause the formation of cavities in the liquid where the pressure is relatively low. When subjected to higher pressure, the voids implode and can generate an intense shock wave

"Sono-Machine"	In this document Sono-Machine means a machine which shall perform Cavitation

"Sono-Chemistry"	In this document Sono-Chemistry means the use of Cavitation for the deposition and/or embedment of chemicals and/or chemical compounds and/or organic/inorganic compounds onto different types of surfaces

"Sono-Tank"	In this document Sono-Tank means the tank comprising an integral part of the Sono-Machine where the Cavitation occurs

"Sono-Partner"	In this document Sono-Partner means Cedrat Technologies (http://www.cedrat-technologies.com/) , an expert company in the field of Cavitation and Ultrasonic energy and which are partners of Nano Textile in the field

Scope of the R&D collaboration	The scope of this Term Sheet is to establish the principal terms and conditions under which the POC Trial (as defined below) will be conducted as a step towards negotiation and agreement regarding potential manufacturing and supply by Bruckner of Sono-Machines on a commercial scale.

Proof-of-Concept trial	No later than 6 months following the Effective Date, unless mutually decided and agreed upon by both sides, the Parties will initiate the POC Trial which will take place at Bruckner's R&D facility located at Leonberg, Germany. The Initiation of the POC Trial shall begin after completion, by Bruckner, of the assembly and installation of the Sono-Machine at Bruckner's R&D facility

Preparation for POC Trial

Immediately following signature of this Term Sheet the Parties will engage in preparation activities for the Proof-of-Concept trial.

The preparation activities, and the responsibilities of each side to this Term Sheet are as follows:

Nano Textile' deliverables and responsibilities

•      Formulating a clear Statement of Work (SOW) for the Antibacterial Sono-Chemistry Process performance POC Trial using a selected Metal-oxide based chemical formulation, including all necessary specifications (technical, chemical etc.), acceptance tests, acceptance tests' protocols, and analysis activities designed to determine if Sono-Chemistry is applicable for commercial use using the Sono-Machine on a commercial scale

•      Providing Bruckner with a suggested design for the POC Trial Sono-Tank

•      Providing Bruckner with the POC Trial Sono-Tank unless Bruckner wishes to manufacture it by itself

•      Providing Bruckner with the Ultrasonic units for integration in the Sono-Tank

Bruckner's deliverables and responsibilities

•      Formulating a clear Statement of Work (SOW) for the Sono-Machine, including all necessary specifications (technical, mechanical, chemical etc.) acceptance tests, acceptance tests' protocols and analysis activities; all in full compliance with the SOW of the Sono-Chemistry Process, and as conducted regularly by Bruckner during an R&D project, designed to determine if Sono-Machine is applicable for commercial use

•      Providing the design of the complimentary parts to the POC Trial Sono-Tank related to feeding & outgoing fabric rollers into and from the Sono-Tank, the synchronization, control panel and system (hardware & software) for process parameters on-line monitoring and other machine automated operation features, or any other parts which will be identified at the design stage (hereunder and collectively: "supporting Software & Hardware parts")

•      Providing feedback on the POC Trial Sono-Tank design, including design and engineering support in the revision of the preliminary design provided by Nano Textile

•      Bruckner holds the right to decide on manufacturing the POC Trial Sono-Tank by themselves.

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Timeframe for the POC Trial preparation activities:

•      The complete design of the Sono-Tank is required to be finalized and approved by both Parties no later than two (2) months following the effective date

•      The SOW by both Parties is required to be submitted for review and approved by both sides no later than two (2) months following the effective date

•      The Sono-Tank, and the supporting Software & Hardware parts are required to be assembled and utilized by Bruckner no later than five (6) months following the effective date.

Nano Textile's financial liabilities and deliverables during the POC Trial and POC preparation phase

Nano Textile will be responsible and will bear the costs of the following:

1.     Design of its proposed POC Sono-Tank

2.     Manufacturing of the Sono-Tank, unless Bruckner decides to take upon themselves to manufacture the Sono-Tank

3.     Chemicals and Chemical compounds to be used in the Sono-Tank

4.     Fabric procurement - Fabrics samples to be treated (each lot >100m), preferably from potential customers / end-users

5.     External lab testing

6.     All needed resources and efforts necessary for executing Nano Textile's POC Trial SOW activities

7.     Travelling of Nano Textile employees or other approved associates of Nano Textile

Bruckner's financial liabilities and deliverables during the POC Trial and POC preparation phase

Bruckner will be responsible and will bear the costs of the following:

1.     Design & engineering support for the SonoTank and the supporting Software & Hardware parts to support the Sono-Machine commercialization aspects

2.     Manufacturing of the Sono-Tank, should Bruckner decide to take it upon themselves

3.     Manufacturing and/or delivering of the supporting Software & Hardware parts

4.     Assembly and utilization of the Sono-Machine including the supporting Software & Hardware parts

5.     Operating costs of the Sono-Machine, excluding the chemicals and chemical compounds to be used in the Sono-Tank

6.     Operating costs of the complete R&D fabric finishing line, including all necessary materials

7.     Complete R&D services as generally conducted by Bruckner in an R&D project (Testing, analysis, reports and required documentation re: certifications, safety guidelines, maintenance, storage, engineering, etc.)

8.     All needed resources and efforts necessary for executing Bruckner's POC Trial SOW activities

9.     Travelling of Bruckner employees or other approved associates of Bruckner

Access to Bruckner's R&D pilot line and Sono-Tank	Bruckner will provide full access to Nano Textile's employees and Nano Textile's partners (which will be approved in advance by Bruckner) to the Sono-Tank and to Bruckner's R&D pilot line. Visit schedule will be coordinated between Bruckner and Nano Textile in advance. Bruckner is required to allocate the necessary R&D pilot line operation time needed for the full execution of both Parties SOW activities.

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Steering Committee

The following contacts will be in charge on coordinating visits, conference calls, meetings, or any other activity, and on acceptance and issuance of any data:

From Nano Textile's side

Mrs Liat Goldhammer, liat@nano-textile.com., +972.54.771.8209

Mr. Roy Hirsch, roy@nano-textile.com, +972.52.639.9448

From Bruckner's side

Mr. Axel Pieper, apieper@brueckner- textile.com, +49.7152.12302

Mr. Mario Schmitt, mschmitt@brueckner-textile.com, +49.7152.12275

POC Trial Timeframe

The POC Trial will continue for a period of up to 6 months from the day of assembly and installation of the Sono-Machine, by Bruckner, at Bruckner's R&D facility.

The Parties may prolong the POC Trial Term by a mutual decision.

POC Trial Final Report

Upon the completion of the POC Trial, as per acceptance tests protocols set in the SOW, each side shall issue a POC Trial Report for mutual review and evaluation. The Trial reports will be based on all data and finding as per the activities conducted by each side based on each of the side's SOW.

Both sides will share the Report with each other within 14 days from conclusion of the POC Trial.

Based on the 2 individual reports, Nano Textile will take upon itself to compile a final report containing both sides POC Trial data and findings within 30 days upon conclusion of the POC Trial (hereunder the "Final Report"). The Final Report will be reviewed in a face to face meeting between both Parties no later than 30 days from concluding the POC Trial.

Go/No Go	At the Final Report review meeting, both sides will determine if they wish to proceed and enter into negotiations towards entering into definitive set of agreements regarding further R&D activities and commercialization of the Sono-Machine (GO/NO-GO).

Commercial agreement and negotiation period	If a Go was decided as per the above, the parties shall enter into negotiations regarding further R&D activities towards commercialization as well as with respect to all aspects of commercialization of the Sono-Machine with the intention to reach a definitive agreement in form satisfactory to both parties within two (2) months thereafter (the "Negotiation Period") (the “Agreement”). The Negotiations Period may be extended by a mutual decision of the Parties.

Freedom to act	The purpose of this contract is a long term cooperation between Brückner and Nano Textile. After successful POC, both parties intend to commercialize Sono-technology and Sono-Machines.

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If after POC Nano Textile should opt to continue marketing Sono-Machines without Brückner, Nano-Textile will compensate Brückner for the effort Brückner has put into the project for engineering, material, production, trials and infrastructural costs of trials up to a maximum of 80.000€. In this case Brückner must provide a list of its expenses. In this case Nano Textile shall be free of any obligations to Bruckner and will be free to partner with an alternative machine manufacturer for the development and commercialization of Sono-Machines, in which case the design and acquired know-how with regards to the POC Sono-Machine, the supporting Software & Hardware parts, and the Sono-chemical process, shall be owned by Nano Textile.

If Go wasn't decided, then Nano shall have an option to buy the above hardware design, BOM and software provided by Brückner at a price and terms reflecting either a royalty based payments from sales or market practice terms for complete NRE works with regards to Sono-machinery, either one to be agreed in good faith between the parties.

If Go wasn't decided, All hardware / software provided by Brückner to integrate the Sono-Machines into the lab-line shall remain property of Brückner, however, All data comprised from operating the Sono-Machine, trials, and Sono-chemistry processes should be properly monitored, stored, analyzed and documented as per agreed upon in the SOWs, and shared in the individual report, and in the Final report.

If Go wasn't decided, each side will be entitled to receive, or demand the destruction, within 14 days from the Final Report review meeting, all Data, Know-How, Devices, Hardware, Hard-copies or any other Tangible or Intangible materials and information provided or generated by his own party before and/or during the POC Trial, which is in the procession of the other party.

If Go wasn't decided, the rights to any potential patent filing, trademark filing, brand formation or any other Intangible asset vehicle relating to Sono-Machinery, shall be remain entitled to Nano Textile.

Ownership/Rights of Tangible or Intangible materials provided before or during the POC Trial

Each side to this Term Sheet retains 100% ownership and rights on any Data, Know-How, Devices, Hardware, Hard-copies or any other Tangible or Intangible materials and information provided or generated by his own party before and/or during the POC Trial except as set forth hereinabove if Go wasn’t decided.

Subject to the foregoing, No side to this Term Sheet shall hold and make use of the other party's Data, Know-How, Devices, Hardware, Hard-copies or any other Tangible or Intangible materials and information provided or generated by either party before and/or during the POC Trial pursuant to this Term Sheet, but solely in accordance and with written consent of the other party.

If Go was decided, both sides shall mutually agree upon on the mutual pursuant of any potential patent filing, trademark filing, brand formation or any other Intangible asset vehicle relating to Sono-Machinery.

Termination

This Term Sheet may be terminated by either party (via issuance of a written notice to the other party ) under each of the following circumstances:

•      Upon material breach of the Term Sheet by a party; If the breaching party fails to cure such breach within thirty (30) days of receipt of a written notice from the other party detailing such breach with reference to specific provisions of the Term Sheet

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•      Upon bankruptcy (voluntary and involuntary), insolvency or placing of the other party’s business in the hands of a receiver.

•      In case the completion of the design of the Sono-Tank is not finalized and approved by both Parties within two (2) months following the Effective Date, unless mutually agreed upon otherwise

•      In case the SOWs presented by both parties are not mutually accepted by both Parties within two (2) months following the Effective Date, unless mutually agreed upon otherwise

•      In case the Sono-Tank, and the supporting Software & Hardware parts (or any other parts which will be defined at the design stage) won't be assembled within five (5) months following the Effective Date, unless mutually agreed upon otherwise

•      In case of recurring failures to develop/assemble/integrate/operate the Sono-Machine as per the SOWs or failure to meet the acceptance tests protocols agreed upon within the POC Trial timeframe

In case of termination of this Term Sheet, each side will be entitled to receive, or demand the destruction, within 14 days from termination of this Term Sheet, all Data, Know-How, Devices, Hardware, Hard-copies or any other Tangible on Intangible materials and information provided or generated by his own party before and/or during the POC Trial, which is in the procession of the other party.

Non-Competition	During the Term Sheet Period and for a period of five (5) years following the termination or expiry of this Term Sheet, or any other form of official ending of any collaboration between the parties to this contract (the later scenario between the termination of this Term Sheet or any other collaboration structure), Bruckner will be forbidden to conduct the following activities without Nano Textile's written consent; to develop, manufacture and sell Sono-Machinery in conjunction with cavitation and Sono-Chemistry directly and/or via third parties and/or commercialize Sono-chemical processes and/or application and/or services directly and/or via third parties

Non Circumvention	During the Term Sheet Period and for a period of twelve (12) months after termination or expiry of this Term Sheet, neither party shall circumvent each other and work with business associates and other third party vendors introduced by the other party, without the prior written permission of the other party. The provisions of this Section and the Section titled 'Non-competition' shall survive any termination or expiration of this Term Sheet.

Confidentiality	The Parties agree that this Term Sheet and its terms and provisions will be considered confidential and shall not be disclosed to any third party whatsoever, with the exception of Nano Textile that will be disclosing the terms and provisions to its potential partners and investors.

Insurance	Bruckner and Nano Textile shall maintain appropriate levels of insurance commensurate with the nature of the POC Trial.

Applicable Law and Arbitration	This Term Sheet shall be governed by and construed in accordance with the laws of the Switzerland.

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Any difference and/or disputes arising between the parties in connection with this Term Sheet and/or its interpretation shall be referred for the decision of a single arbitrator who shall be appointed by agreement between the parties. Should the parties not reach agreement as to the arbitrator’s identity; the arbitrator shall be appointed by the ICC Switzerland Arbitration Committee upon the application of either of the parties. The arbitrator shall be released from the civil procedure and laws of evidence but shall be bound by the substantive laws of Switzerland. The decision of the arbitrator shall be final and bind the parties. The Parties shall maintain the confidentiality of such arbitration and shall not disclose such arbitration or any part of it to any person or body.

No-Partnership	Nothing in this Agreement shall constitute or be deemed to constitute the creation of a partnership, agency, or employer/employee relationship between the Parties.

Captions	The captions of Sections in this Term Sheet are intended solely for convenience, and shall have no significance in the interpretation of this Term Sheet.

Entire Agreement	This Term Sheet shall constitute the full and entire agreement, covenants, promises and understandings between the Parties hereto with respect to the subject matter hereof and thereof, and supersede any and all prior agreements, understandings, promises and representations made by all or some of the Parties (or by either Party to the other), whether written or oral, concerning the subject matter hereof and thereof and the terms applicable hereto and thereto, including any and all term sheets executed by the Parties hereto, which are terminated hereby and replaced by the thereunder and in this Term Sheet.

Amendment & Waivers	Any term of this Term Sheet may be amended and the severance of any term of this Term Sheet may be waived (either generally or in a particular instance and either retroactively or prospectively) by the written consent of the Parties. Any amendment or waiver effectuated in accordance with this paragraph shall be binding upon each of the Partiers.

Expenses	Each Party shall bear its own costs and expenses including legal fees in connection with this Term Sheet and the transactions contemplated hereby.

Notice	(a) All notices and other communications made pursuant to this Term Sheet shall be in writing and shall be conclusively deemed to have been duly given: (i) in the case of hand delivery, on the next business day after delivery; (ii) in the case of delivery by an internationally recognized overnight courier, freight prepaid, on the next business day after delivery; (iii) in the case of a notice sent by facsimile transmission, on the next business day after delivery, if facsimile transmission is confirmed; or (iv) in the case of a notice sent by email, on the date of transmission except where a notice is received stating that such mail has not been successfully delivered. A party may change or supplement the contact details for service of any notice pursuant to this Term Sheet, by giving the other party written notice of the new contact details in the manner set forth above. (b) Contact details:

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With respect to BRÜCKNER Trockentechnik GmbH & Co. KG: __________________________ __________________________ With respect to Nano Textile Ltd.: __________________________ __________________________

Severability	In case any provision of the Term Sheet shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SIGNED BY:	/s/ A.R.
Print Name:
Position:
For and on behalf of BRÜCKNER Trockentechnik GmbH & Co. KG
Date: 7 January 2018

SIGNED BY:	/s/ Shuki Herchcovici
Print Name:
Position:
For and on behalf Nano Textile Ltd.
Date: 12 January 2018

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